EXECUTIVE retention agreement

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) is entered into effective as of May 24, 2019 (the “Effective Date”), by and between Scott Manuel (the “Executive”) and THE McCLATCHY COMPANY, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company in a position of trust and confidence; and

WHEREAS, the Company expects the Executive to play a critical role in the Company’s future business operations and desires to provide Executive with the commitments necessary to enable the Executive to provide dedicated focus to the Company in achieving its long-term goals;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.At-Will Employment. The Executive acknowledges and agrees that the Executive’s employment with the Company and its Affiliates is at-will and that the Company and the Executive’s employing Affiliate, if any, may terminate the Executive’s employment at any time for any reason.
2.Severance Benefit. Although the Executive’s employment is at-will, subject to the requirements and conditions of this Section 2, if the Executive experiences an Involuntary Termination, the Company will pay the Executive his or her Accrued Compensation and, subject to satisfaction of the release, Protective Covenant affirmation, and other conditions of Section 2(c)(i), provide the Executive with the severance benefit described in Section 2(b), as follows:
(a)Accrued Compensation. The Accrued Compensation described in Section 4(a)(i) will be paid in accordance with the regular payroll otherwise applicable to the Executive. The Accrued Compensation described in Section 4(a)(iii) will be paid within 45 days after the submission of requests for reimbursement in accordance with the applicable policies and procedures of the Company and in any event no later than the end of the calendar year following the calendar year in which the Date of Termination occurs. The Accrued Compensation described in Sections 4(a)(ii) and 4(a)(iv) will be paid within the periods for payment specified in the applicable benefit plans or employee programs (and any award agreements thereunder).
(b)Severance Benefit. The Executive will be entitled to receive a severance benefit equal to the product of (i) the sum of (A) the Executive’s Annual Base Salary, plus (B) the Executive’s Annual Target Cash Incentive, multiplied by (ii) one. Except to the extent required by Section 6(g)(iii), payment of such amount will be paid in cash in a lump sum on the date 60 days following the Executive’s Date of Termination.
(c)Entitlement to Severance Benefit; Release of Claims; Agreement to Protective Covenants. As a condition to the Executive’s receipt of the severance benefit described in Section 2(b), the Executive must (i) execute and deliver to the Company a release of claims against the Company, its Affiliates, and its agents, such release to be in a form and at the time determined by the Company, in its reasonable discretion, but no earlier than the Date of Termination and allow such release to become effective in accordance with its terms, but in any event no later than 60 days following the Executive’s Date of Termination; and (ii)(A) execute and deliver to the Company resignations of all officer and director positions the Executive holds with the Company and its Affiliates; and (B) execute and deliver to the Company an agreement affirming the Executive’s acknowledgement of, and agreement to, the

Protective Covenants, in each case no later than 45 days after the Date of Termination or, if earlier, the date the Company sets for delivery of the release of claims. No severance benefit will be payable under this Agreement for the Executive’s Involuntary Termination if the Executive does not execute such release in favor of the Company, its Affiliates, and its agents, or if the Executive purports to rescind the release in whole or in part, or if the Executive does not execute and deliver the agreements, instruments, and other documents described in Section 2(c)(i), all within the time frames described herein.
(d)Mitigation. The Executive will not be obligated to seek other employment in mitigation of the amounts payable under this Agreement, and obtaining other employment will in no event effect any reduction of the Company’s obligations to make the severance benefit payment required under this Agreement.
3.Protective Covenants. As a condition to the Executive’s right to receive the severance benefit provided in Section 2(b), the Executive agrees to and covenants as follows:
(a)Non-Solicitation. During the Executive’s employment with the Company and/or its Affiliates and for a twelve (12)-month period following the Executive’s Date of Termination, the Executive agrees that the Executive will not, except with the prior express written consent of the Board’s Chairman, either directly or indirectly:
(i)Entice, induce or solicit, or attempt to entice, induce or solicit, any employee, independent contractor or other personnel of the Company or an Affiliate to leave employment or other service of the Company or an Affiliate;
(ii)Hire, on his or her own behalf or on behalf of another entity or person, any employee, independent contractor, or other personnel who left employment or other service of the Company or an Affiliate within one-year prior to the Executive’s Date of Termination;
(iii)Advise, consult for, represent or lobby on behalf of any business, organization, person, third party or other entity on matters adverse to the Company; or
(iv)Entice, induce, or solicit, or attempt to entice, induce, or solicit, any Vendor or customer to withdraw, curtail, cancel, or otherwise alter in an adverse manner its business or relationship with the Company or an Affiliate.
(b)Confidential Information. The Executive acknowledges that during the Executive’s employment with the Company or the employing Affiliate, the Executive has been given access to and has become acquainted with Confidential Information.
(i)The Executive agrees that during the Executive’s employment and at all times thereafter, the Executive shall not, directly or indirectly, communicate, disclose, or divulge to any person, or use for his or her own benefit or the benefit of any person, in any manner, any Confidential Information, except as required in the course of the Executive’s employment with the Company or an Affiliate or as otherwise may be required by applicable law. Notwithstanding the foregoing, with respect to Confidential Information that constitutes a trade secret, pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(ii)The Executive acknowledges that the Company’s Confidential Information is a valuable, confidential, special, and unique asset of the Company and its Affiliates, expensive to produce and maintain, and essential for the profitable operation of their respective businesses.
(iii)All documents relating to the businesses of the Company and its Affiliates including, without limitation, documents, including electronic records, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and its applicable Affiliates and must not be removed from the premises of the Company or its Affiliates, except as required in the course of the Executive’s employment with the Company or its Affiliates. The Executive shall return all such documents and electronic records (including any copies thereof) to the Company upon the Date of Termination or upon the earlier request of the Company or the Board.
(c)Non-Disparagement. The Executive shall not publicly disparage the Company, its Affiliates, or their respective officers or directors, and the Company, its Affiliates, or their respective officers or directors shall not publicly disparage the Executive. Notwithstanding the foregoing, no provision of this Agreement shall preclude the Executive or the Executive’s successors or members of the Board or of management of the Company or its Affiliates from making truthful statements that are required by applicable law, regulation, or legal process.
(d)Cooperation with Regard to Litigation. The Executive agrees to cooperate with the Company, during the Executive’s employment and after the Date of Termination, by making himself or herself available to testify on behalf of the Company or any Affiliate, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company and/or any Affiliate in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or an Affiliate as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses, including legal fees, actually incurred in connection with the Executive’s provision of testimony or assistance.
(e)Repayment; Forfeiture; Clawback. Notwithstanding anything to the contrary in this Agreement, if the Executive fails to comply with the conditions of this Section 3 on one or more occasions, the Executive will be required to repay the full amount of the severance benefit provided in Section 2(b) that have previously been paid and will immediately forfeit all rights to the severance benefit provided in Section 2(b) that have not yet been paid. The repayment and forfeiture provisions of this Section 3(e) will be in addition to, and not in limitation of, any other remedies available to the Company or its Affiliates at law or in equity. In addition, any portion, up to and including the full amount, of the severance benefit paid to the Executive pursuant to Section 2(b) will be repaid by the Executive to the Company or its Affiliates if and to the extent that such severance benefit paid to the Executive is required to be repaid pursuant to (A) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, provided such policy is generally applicable to Company executives and in effect as of the date of the Executive’s Date of Termination; or (B) any law, rule, or regulation.

(f)Additional Remedies. The Executive acknowledges that the Company and its Affiliates would not have an adequate remedy at law for monetary damages if the Executive breaches the Protective Covenants in this Section 3. Therefore, in addition to other remedies, the Company and its Affiliates will be entitled to seek specific enforcement and to seek injunctive and other equitable relief for beach or threatened breach.
(g)Reformation of Protective Covenants. If any Protective Covenant under Section 3 is held by a court of competent jurisdiction to be enforceable only if modified, the court is expressly authorized to modify, and the parties wish that the court would so modify, the Protective Covenants (instead of severing such otherwise unenforceable provision from this Agreement in its entirety) to such extent and in such manner as it deems warranted to carry out the intent of the Protective Covenants to the maximum extent permitted by law. If any Protective Covenant is ultimately held to be unenforceable and thus stricken in its entirety notwithstanding the desire of the parties as set forth above, any such event shall not affect the validity of the remainder of the Protective Covenants, the balance of which shall continue to be binding upon the Company and its Affiliates and the Executives.
4.Definitions. Whenever used in this Agreement, the following capitalized words and phrases will have the meanings set forth below.
(a)“Accrued Compensation” means (i) any unpaid base salary owed to the Executive for services rendered to the Date of Termination; (ii) all vested benefits owed to the Executive under applicable written plans and programs maintained by the Company, including, without limitation, the Company’s 2012 Omnibus Incentive Plan and the Company’s 2018 Executive Retention Benefit Plan or any successor to either such plan, subject to the terms and conditions of such plans or programs; (iii) reasonable business expenses and disbursements incurred prior to the Date of Termination by the Executive in accordance with the Company’s applicable written business expense reimbursement policy; and (iv) any accrued but unpaid vacation payable in connection with a termination of employment of the Executive under the Company’s applicable vacation policy.
(b)“Affiliate” means any corporation or non-corporate entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended.
(c)“Annual Base Salary” means, if the Executive’s Involuntary Termination is on account of an event described in Section 4(k)(i), the Executive’s annual base rate of salary in effect immediately prior to the date the Executive is given Notice of Termination and, if the Executive’s Involuntary Termination is on account of an event described in Section 4(k)(ii), the Executive’s annual base rate of salary in effect immediately prior to the date of the event giving rise to the Involuntary Termination.
(d)“Annual Target Cash Incentive” means, if the Executive’s Involuntary Termination is on account of an event described in Section 4(k)(i), the Executive’s annual bonus incentive opportunity in effect immediately prior to the date the Executive is given Notice of Termination and, if the Executive’s Involuntary Termination is on account of an event described in Section 4(k)(ii), the Executive’s annual bonus incentive opportunity in effect immediately prior to the date of the event giving rise to the Involuntary Termination. Notwithstanding the foregoing, if the Executive’s bonus opportunity is determined based on a period less than twelve (12) months, the percentage bonus opportunity for such shorter period that includes the date the Annual Target Cash Incentive is to be determined under this Section 2(d) shall be applied to the Executive’s Annual Base Salary and this dollar amount shall be the Executive’s Annual Target Cash Incentive.

(e)“Board” means the Company’s Board of Directors.
(f)“Cause” means, as determined by the Compensation Committee of the Board (i) a willful failure by the Executive to substantially perform the duties of his or her position with the Company and its Affiliates, other than a failure resulting from such Executive’s complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by the Executive which constitutes gross misconduct and which is materially injurious to the Company or an Affiliate. No act, or failure to act, by the Executive shall be considered “willful” unless committed without a reasonable belief that the act or omission was in the Company’s best interest.
(g)“Code” means the Internal Revenue Code of 1986, as amended. References to a Code section will be deemed to be to that section as it now exists and to any successor provision.
(h)“Confidential Information” means sensitive, proprietary or other confidential information relating to the Company and its Affiliates, including without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s and its Affiliate’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company or its Affiliates, and all other data and information of a competition-sensitive nature.
(i)“Date of Termination” means the date of termination of the Executive’s employment with the Company and all Affiliates, which will be specified in the applicable Notice of Termination and which, in the case of an Involuntary Termination under Section 4(k)(ii), will be not less than 60 days following the Company’s receipt of such Notice of Termination.
(j)“Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than six months or which can be expected to result in death.
(k)“Involuntary Termination” means the occurrence of either of the following:
(i)the termination of the Executive’s employment with the Company and all Affiliates by the Company or the Executive’s employing Affiliate without Cause and other than by reason of the Executive’s death or Disability, provided that the Company or the Affiliate, as applicable, may not terminate the Executive’s employment hereunder unless and until the Company or the Affiliate has delivered a Notice of Termination to the Executive; or
(ii)the termination of the Executive’s employment with the Company and all Affiliates by the Executive’s resignation from all positions the Executive holds with the Company and its Affiliates after the occurrence of any one of the following events undertaken or resulting without the Executive’s express consent, unless, if correctable, such circumstances are fully corrected within 30 days of the Notice of Termination given in respect thereof:
(A)a material diminution in the Executive’s base compensation;

(B)a material diminution in the Executive’s authority, duties, or responsibilities;
(C)a material change in the geographic location at which the Executive must perform his or her duties, measured by distance.

The Executive’s resignation on account of a termination event described in this Section 4(k)(ii) shall not be considered an Involuntary Termination unless the Executive delivers a Notice of Termination to the Company within 90 days after the initial occurrence of such termination event and the Company or the Affiliate employing the Executive fails to cure the event or circumstance claimed to constitute the termination event within 30 days after the Company’s receipt of such Notice of Termination. If the Executive does not terminate employment under this Section 4(k)(ii) within 180 days after the initial occurrence of a termination event, the Executive will be deemed to have waived his or her right to terminate employment under this Section 4(k)(ii) on the basis of such termination event.

(l)“Notice of Termination” means, as the case may be, (i) a written notice of Involuntary Termination under Section 4(k)(i) required to be delivered to the Executive by the Company or an Affiliate employing the Executive, which must set forth (A) the Date of Termination and (B) that the Involuntary Termination is not on account of Cause or Disability (or must omit any reference to the Involuntary Termination being on account of Cause or Disability), or (ii) a written notice of Involuntary Termination under Section 4(k)(ii) required to be delivered by the Executive to the Company, which must set forth (A) the Date of Termination and (B) with reasonable specificity, the event or circumstance claimed to constitute the termination event.
(m)“Protective Covenants” means, with respect to the Executive, the restrictions and limitations described in Section 3.
(n)“Section 409A” means Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued under such section.
(o)“Vendor” means any of the Company’s or its Affiliates’ material suppliers, vendors, contractors, consultants, advisors, representatives or agents that have been involved in any project in which the Company or its Affiliates has at any time within the preceding five years performed any significant development efforts of which the Executive has significant knowledge.
5.Term of this Agreement. This Agreement shall expire on the second (2nd) anniversary of the Effective Date but shall be renewed automatically for succeeding terms of two (2) years each, unless either party gives written notice to the other at least 60 days prior to the expiration of any term of the Executive’s or the Company’s intention not to renew. If notice of non-renewal is given by either party, such non-renewal shall not be treated as an Involuntary Termination for purposes of this Agreement.
6.Miscellaneous.
(a)No Assignment. The Executive may not sell, assign, transfer, encumber or otherwise convey the right to receive the severance benefit due under this Agreement, other than pursuant to the laws of descent and distribution, and any attempt to do so will be null and void and of no effect.
(b)Binding Effect. This Agreement will inure to the benefit of and be binding upon the Executives and their respective heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform under this Agreement in the same manner and to the same extent as the Company would be required to perform under this Agreement if no such succession had taken place. For purposes of this Section 6(b), “Company” means the Company and any successor to its business and/or assets as described in this Section 6(b) that assumes this Agreement by operation of law or otherwise.
(c)Tax Withholding. The Company will withhold any applicable income or employment taxes that are required to be withheld from the Accrued Compensation and severance benefit provided under this Agreement.
(d)Severability. If any provision of this Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions of this Agreement will be severable and enforceable in accordance with its terms, and all provisions will remain enforceable in any other jurisdiction.
(e)Dispute Resolution.
(i)Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to its conflict of laws principles. All suits, actions, and proceedings relating to this Agreement will be brought only in the courts of the State of California located in Sacramento County or in the United States District Court for the Eastern District of California in Sacramento, California. The Company and the Executive hereby consent to the personal jurisdiction of the courts described in this Section 6(e) for the purpose of all suits, actions, and proceedings relating to this Agreement. The Company and the Executive each waive all objections to venue and to all claims that a court chosen in accordance with this Section 6(e) is improper based on a venue or inconvenience.

to the fullest extent permitted by applicable law, the executive agrees as a condition of benefiting under this agreement to waive any right to trial by jury in respect of any proceeding, litigation or counterclaim based on, or arising out of, under or in connection with this agreement and to acknowledge that such waiver is knowing, voluntary and intentional.

(ii)Attorneys’ Fees. In the event that the Company, the Executive or a successor of either institutes any legal suit, action or proceeding to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach arising out of or relating to this Agreement), and if the Executive is the prevailing party in the suit, action or proceeding, the Executive will be entitled to receive from the Company, in addition to all other damages to which the Executive may be entitled to from the Company, the reasonable costs incurred by the Executive in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.
(f)Benefit of Other Agreements. The Company will reduce the Executive’s payments and benefits under this Agreement by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Executive that are payable exclusively in connection with the Executive’s Involuntary Termination. For the avoidance of doubt, and by way of example, benefits payable under the Company’s 2018 Senior Executive Retention Benefit Plan shall not be used to reduce the severance benefit under this Agreement.

(g)Code Section 409A.
(i)This Agreement is intended to be exempt from Section 409A and will be interpreted, construed, and administered in accordance with the applicable exemptions from Section 409A to the maximum extent possible. In connection therewith for purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with or are exempt from Section 409A and in no event will the Company, its Affiliates, the Board (or any member thereof), or any of their delegates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(ii)Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit provided to the Executive in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, any amount or benefit so determined that would otherwise be payable or distributable under this Agreement by reason of the Executive’s Involuntary Termination will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to the Involuntary Termination meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition). If this Section 6(g)(ii) prevents the payment or distribution of any amount or benefit, such payment or distribution will be made on the date, if any, on which an event occurs that constitutes a “separation from service” under Section 409A or such later date as may be required by Section 6(g)(iii).
(iii)Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit provided to the Executive in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s Date of Termination. The aggregate of any payments that would otherwise have been paid before the six-month delay will be paid to the Executive in a lump sum on such first payroll date after the six-month delay, and, therefore any remaining payments will be paid without delay in accordance with their original schedule.

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EXHIBIT 10.35

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

the mcclatchy company

By:

Title:

EXECUTIVE

________________________________

Scott Manuel

Signature Page to the Executive Retention Agreement